Exhibit 16.1

May 12, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: GENESYS INDUSTRIES, INC.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated May 11, 2021, of GENESYS INDUSTRIES, INC. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/Michael Gillespie & Associates, PLLC

Seattle, Washington

May 12, 2021